                                                                    EXHIBIT 4.29

THIS AGREEMENT is made the      day of      2004.


BETWEEN

(1) NAM TAI GROUP MANAGEMENT LIMITED (chinese translation) (business registration number 31660819) whose registered office is situate at 15th Floor, China Merchants Tower, Shun Tak Centre, Nos. 168-200 Connaught Road Central, Hong Kong ("the Vendor"); and

(2) FRONTIER PROFIT INC. a company incorporated under the laws of the British Virgin Islands whose registered office is situate at East Asia Chambers, P.O. Box 901, Road Town, Tortola, British Virgin Islands ("the Purchaser").

1. The Vendor sells and the Purchaser purchases the land described in the First Schedule hereto ("the Property") held from the Government under the Government Lease referred to in the First Schedule hereto ("the Government Lease") absolutely and if the Vendor's interest in the Property is an equitable interest for the entitlement to the grant of a government lease pursuant to the Government Lease absolutely.

2. The purchase price is the sum set out in Part I of the Second Schedule hereto ("the Purchase Price") which shall be paid and satisfied by the Purchaser in manner set out in Part II of the Second Schedule hereto. The Purchase Price or any part thereof shall be paid by way of cashier's orders and/or solicitors' cheques.

3. Completion shall take place at the offices of the Vendor's Solicitors at 60l, Prince's Building, Chater Road, Central, Hong Kong, on or before the date set out in Part III of the Second Schedule hereto.

4. Vacant possession of the Property shall be given to the Purchaser on the date of completion.

5. Time shall in every respect be of the essence of this Agreement.

6. The Vendor shall assign the Property as beneficial owner.

7. The Property is sold subject to and with the benefit of the matters described in the Third Schedule hereto.

8. The Purchaser hereby declares and confirms that the Purchaser has inspected the Property and he is purchasing the Property in its present physical state and condition. The Property is and will be sold on an "as is" basis and in the physical state and condition as it stands. No warranties or representations of any kind are made or given by the Vendor or anybody on his behalf on any of the following matters, namely:-

         (a) The physical state and condition, quality or fitness of the fittings and finishes or the installations incorporated in the Property or in the building of which the Property forms part ("the Building");



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         (b)      The physical state and condition or permitted use of the
                  Property or of the Building;

         (c)      The area of the Property;

         (d) The composition of the Property or of the Building or the nature or manner of their construction;

         (e) The fitness of the Property for development or the redevelopment potential of the Property; and

         (f) The construction of the Property in accordance with the Approved Plan of the Property.

9. The parties hereto hereby declare that they fully understand and acknowledge that no date other than the date of this Agreement (which date will be completed in the Questionnaire Form I.R.S.D. 26 for stamping purpose of this Agreement and/or the Assignment made pursuant to this Agreement [as the case may be]) may be claimed as the relevant date for valuation of the Property once this Agreement and/or the Assignment made pursuant to this Agreement has/have been submitted for stamping.

10.      (a)      Each party shall pay his own solicitors' costs of and
                  incidental to the preparation, approval and completion of this Agreement and the Assignment made pursuant to this Agreement
                  Provided however that if the Purchaser shall sub-sell the Property or any part or parts thereof to any sub-purchaser(s) at a price or for a total price higher than the Purchase Price mentioned herein or if the Purchaser shall require the Vendor to execute more than one assignment in respect of the Property on completion, then the additional costs (if any) charged by the Vendor's Solicitors for approving such assignment or assignments shall be borne by the Purchaser.

         (b) All land registration fees and stamp duty payable in connection with this sale and purchase (including but not limited to the land registration fees and stamp duty payable on the agreement for sale (if any) referred to in the Fifth Schedule hereto and this Agreement and its counter-part and the Assignment made pursuant to this Agreement) shall be borne by the Purchaser who shall indemnify and keep the Vendor indemnified against any loss or damage suffered by the Vendor resulting from any delay or default in payment of the said stamp duty. It is hereby agreed that this Clause shall survive notwithstanding completion.

         (c) The Purchaser hereby expressly agrees and undertakes to deliver to the Vendor or his solicitors a certified true copy of this Agreement, duly stamped or duly endorsed for deferred payment of stamp duty, before completion upon request.

         (d) It is hereby expressly acknowledged and agreed by the parties hereto that if the Purchaser shall sub-sell the Property to any sub-purchaser(s) at a price higher than the Purchase Price mentioned herein, the Vendor's Solicitors shall charge, in addition to the legal costs for approving an assignment at the consideration equivalent to the Purchase Price mentioned herein, such further legal costs (which the Purchaser hereby agrees to reimburse the Vendor) computed as follows:-

                  (i) for the first sub-sale of the Property by the Purchaser, a sum of HK$1,000.00 or a sum equivalent to the difference between (i) the


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                           legal costs for approving an assignment of leasehold
                           property at the consideration equivalent to the Purchase Price mentioned herein computed pursuant to
                           Part I in the First Schedule to the Solicitors (General) Costs Rules ("the Rules") of the Legal Practitioners Ordinance Cap.159 of the Laws of Hong Kong and (ii) the legal costs for approving an assignment of leasehold property at the consideration equivalent to the purchase price under the said first sub-sale of the Property computed pursuant to Part I in the First Schedule to the Rules, whichever is the greater; and

                  (ii) for each further sub-sale (if any) of the Property, a sum of HK$1,000.00.

11. There are incorporated into this Agreement as if they were herein written the conditions respectively on the part of the Vendor and the Purchaser set out in Part A of the Second Schedule to the Conveyancing and Property Ordinance, Cap.219 of the Laws of Hong Kong unless they are inconsistent with the provisions herein in which event the provisions herein shall prevail save for Conditions 1, 2, 7 and 10 thereof which shall be omitted.

12.      (a)      Where the Government Lease was granted on a date less than 15 years before the date hereof, the Vendor shall only prove and give to the Purchaser title to the Property commencing with the Government Lease and extending for the period since the grant of the Government Lease. In any other case, the Vendor shall only prove and give to the Purchaser title to the Property with the Government Lease and documents of title extending not less than 15 years before the date hereof commencing with an assignment, a mortgage by assignment or a legal charge, each dealing with the whole estate and interest in the Property.

         (b) Any requisition or objection in respect of the title shall be delivered in writing to the Vendor's solicitors not later than seven (7) business days and within business hours from the date of delivery of the title deeds in respect of the Property to the Purchaser's Solicitors and any further requisition or objection arising upon any reply to a former requisition shall be delivered in writing to the Vendor's solicitors not later than seven (7) business days and within business hours from the date of delivery of such reply by the Vendor's solicitors to the Purchaser's solicitors, otherwise the same shall be deemed waived.

13. Completion of the sale and purchase shall take place at the offices of the Vendor's solicitors at or before 5:00 p.m. (if it shall take place on a day between Monday and Friday) and at or before 12:30 p.m. (if it shall take place on a Saturday) on the date set out in Part III of the Second Schedule hereto at the latest.

14.      (a)      The Vendor declares that he has no actual knowledge and
                  received no notice under the Lands Resumption Ordinance
                  (Cap.124) or the Mass Transit Railway (Land Resumption and
                  Related Provisions) Ordinance (Cap.276) or any form of notice of a similar nature under any other Ordinances the

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                  implementation of which would materially and adversely affect the occupation or enjoyment of the Property.

         (b) The Vendor gives no warranty and has no actual knowledge whatsoever whether the Property is included in or affected by any lay-out plans (draft or approved) or any other plans prepared under the Town Planning Ordinance (Cap.131).

         (c) The Purchaser shall be solely responsible for making his own inquiry and investigation in respect of the matters aforesaid in sub-clauses (a) and (b) of this Clause and of any provisions or redevelopment restrictions affecting the Property or the occupation, value, user or enjoyment thereof under any of the Ordinances. The Vendor shall not be liable for any loss or damage which the Purchaser may incur or suffer as a result of the Property becoming affected or being made subject to the provisions of the said Ordinances and the Purchaser shall take the Property at his own risks and shall complete the purchase of the Property notwithstanding that the Property has or shall have become so affected or has been or shall have been made subject to the provisions of the said Ordinances or any of them.

15.      (a)      The rents and profit shall be received and all outgoings shall be discharged by the Vendor up to but exclusive of the actual day of completion and as from and inclusive of that day all outgoings shall be discharged by the Purchaser. All such rents, profits and outgoings shall, if necessary, be apportioned between the Vendor and the Purchaser and paid on completion.

         (b) The Purchaser shall on completion pay to the Vendor the management fee deposit, public water deposit, public utility deposit, public electricity deposit, the sinking fund or funds of a like nature paid or contributed by the Vendor in respect of the Property and all such other deposits (save and except private water meter deposit, private electricity meter deposit and private gas meter deposit in respect of the Property) which the Vendor has paid in respect of the Property and which are found to be transferable and subsisting.

16. The Purchaser has been advised that it would be difficult for the Vendor to transfer the insurance policy (if any) on the Property or the benefit thereof to the Purchaser and hence no such transfer will be made. Immediately after the signing of this Agreement, the Property shall as between the Vendor and the Purchaser be at the Purchaser's risk. The Purchaser is advised to take out proper insurance coverage on the Property for his own protection and benefit.

17. The Vendor and the Purchaser agree and authorise their respective solicitors to complete the transaction on the basis of cross undertakings in the form from time to time recommended by the Law Society of Hong Kong with such variations thereto as they may agree.

18. The Vendor hereby warrants that no order or decision in any manner or form has been or is deemed to have been made by the Lands Tribunal or the District Court or any Court of Record in Hong Kong during the period of two years immediately preceding the date hereof


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under or pursuant to Section 53(2)(b) or (c) or Section 119E(1)(b) or (c) of the
Landlord and Tenant (Consolidation) Ordinance (Cap.7) for possession of the Property or any part thereof.

19. Notwithstanding anything to the contrary, it is hereby expressly agreed and declared by the parties hereto that if the Purchaser shall request from the Vendor any certified copies of title deeds or documents in respect of the Property which the Vendor has an obligation hereunder to provide to the Purchaser, the Purchaser shall, notwithstanding the fact that any of such certified copies shall not have been provided to the Purchaser prior to completion, complete the purchase of the Property in accordance with the terms herein contained Provided that the Vendor or the Vendor's solicitors shall give an undertaking to the Purchaser or the Purchaser's solicitors to provide such certified copies to the Purchaser's solicitors.

20. The Vendor and the Purchaser hereby agree that the terms or conditions or matters, if any, set out in the Fourth Schedule hereto shall apply to this Agreement and shall be deemed to be incorporated herein.

21. This Agreement sets out the full agreement between the parties hereto and supersedes any other commitments, agreements, warranties or understandings, written or verbal, that the parties hereto may have had with respect to the subject matter of this Agreement. Without prejudice to the generality of the foregoing and the warranties made or given in this Agreement, no warranties or representations express or implied of any kind other than those set out herein (if any) are or have been made or given by the Vendor or by anybody on his behalf and if any such warranties or representations express or implied has been made, the same is withdrawn or deemed to have been withdrawn immediately before the signing of this Agreement.

22. Each party hereto hereby warrants and represents to and undertakes with the other that the name, address and the number of identification document/Business Registration number (as the case may be) of such party as specified on page 1 of this Agreement and the information specified in the Fifth Schedule to this Agreement are in all respects accurate to the best knowledge of such party and such party undertakes to fully indemnify the other against all loss damage costs claim demand action and proceedings incurred or suffered by or made or taken against the other party as a result of any breach of the aforesaid warranty representation and/or undertaking. It is hereby agreed that this Clause shall survive notwithstanding completion.

23.      (a)      If the Purchaser shall fail to complete the purchase of the
                  Property in accordance with the terms and conditions of this Agreement:-

                  (i) all sums paid by the Purchaser up to 10% of the Purchase Price by way of deposit shall be forfeited to the Vendor, and the balance of the deposit and other part payment of the Purchase Price paid hereunder (if any) shall be retained and held by the Vendor free of any interest to the Purchaser as security for the damages recoverable by the Vendor against the Purchaser as a result of the Purchaser's breach of this Agreement, such money retained may, at the option of the Vendor, be used to set off against any or all losses, expenses, deficiency in price and other damages suffered by the Vendor; and



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                  (ii)     the Vendor may determine this Agreement without the
                           need to tender an assignment to the Purchaser.

         (b) Upon determination of this Agreement, the Vendor may resell the Property either by public auction or private contract or in such other manner as the Vendor may in his discretion deem fit and subject to such stipulations as the Vendor may think fit and any increase in price on a resale shall belong to the Vendor. On a resale, any deficiency in price shall be made good and all expenses attending such resale or attempted resale shall be borne by the Purchaser and such deficiency and expenses shall be recoverable by the Vendor.

         (c) On the exercise of the Vendor's right to determine this Agreement as aforesaid the Vendor shall have the right, if this Agreement shall have been registered at the Land Registry or the relevant New Territories Land Registry, to register at the Land Registry or the relevant New Territories Land Registry an instrument signed by the Vendor alone evidencing determination of the sale of the Property as aforesaid.

         (d) This Clause shall not preclude or be deemed to preclude the Vendor from taking other steps or remedies to enforce the Vendor's rights under this Agreement or otherwise.

24. Notwithstanding any provision to the contrary herein, on the exercise of the Vendor's right to determine and/or rescind and/or annul this Agreement/this sale, the Vendor shall have the right, if this Agreement shall have been registered at the Land Registry or the relevant New Territories Land Registry, to register at the Land Registry or the relevant New Territories Land Registry an instrument signed by the Vendor alone evidencing such determination and/or rescission and/or annulment of the sale of the Property and/or to vacate the registration of this Agreement and on the signing of the said instrument by the Vendor and/or such vacation, the Purchaser shall be deemed to have been divested of any interest in the Property under this Agreement. Upon registration of such an instrument in the Land Registry or the relevant New Territories Land Registry and/or such vacation, a tenant, purchaser, mortgagee or any other person dealing with the Vendor shall not be bound to see or enquire whether the Vendor was entitled to determine or rescind or annul this Agreement and so far as regards the safety and protection of such tenant, purchaser or mortgagee or any other person this Agreement shall be deemed to have been duly terminated rescinded and/or annulled and the remedy (if any) of the Purchaser shall be against the Vendor in damages only.

25. Where two or more persons are comprised in the expressions "the Vendor" and/or "the Purchaser" the agreements herein contained shall be deemed to be made by such persons jointly and severally.

26. In this Agreement, unless the contrary intention appears:-

         (a) the expressions specified below shall have the following meanings attributed to them:-

                  (i) "business day" - a day on which licensed banks are open for normal banking business in Hong Kong;



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                  (ii)     "business hours" - 9:00 a.m. to 5:00 p.m. on a week
                           day other than Saturday and 9:00 a.m. to 1:00 p.m. on Saturday.

                  (iii) "Hong Kong" - the Hong Kong Special Administrative Region of the People's Republic of China.

         (b) If any of the date or dates stipulated herein for payment or for completion shall fall on a day which is not a business day or shall fall on a day when typhoon signal No.8 or above or black rainstorm signal is hoisted in Hong Kong at any time during business hours, such date or dates for payment or completion (as the case may be) shall automatically be postponed to the next business day.



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                                 FIRST SCHEDULE

1.       The Property -

         (a) Lot number, sections, undivided shares, description and address etc.: ALL THAT the estate right title benefit and interest of and in ALL THOS 259 equal undivided 279,977th parts or shares of and in ALL THAT piece or parcel of ground registered in the Land Registry as THE REMAINING PORTION OF INLAND LOT NO.8882 And of and in the messuages erections and buildings thereon now known as "THE LEIGHTON HILL (chinese translation)" ("the Development") TOGETHER with the sole and exclusive right and privilege to hold use occupy and enjoy ALL THOSE FLAT A on the 22ND FLOOR (which for the avoidance of doubt includes the A/C Platform thereof) of TOWER 2 and CAR PARKING SPACE NO.A86 on the 1ST FLOOR of the Development as shown and coloured Pink on the Floor Plan(s) annexed to an Assignment registered in the Land Registry by Memorial No. 8796003 ("the said Assignment").

         (b)      Exceptions and reservations, etc.:
                  Except and reserved as in the Government Lease hereinafter described and the said Assignment are respectively excepted and reserved.

         (c) Easements and other appurtenant rights, if any: Subject to all subsisting rights rights of way as are described in the said Assignment.


2.       The Government Lease -

         An Agreement and Conditions of Sale deposited and registered in the Land Registry as Conditions of Sale No.12519. The particulars of the said Conditions of Sale are as follows:-

         (a)      Date:
                  the 14th day of May 1998.

         (b)      Parties:
                  Harsco Limited of the one part and the Chief Executive on behalf of the Government of the Hong Kong Special Administrative Region of the other part.

         (c)      Term:
                  For a term of 50 years commencing from the 14th day of May
                  1998.

         (d)      Lot No:
                  Inland Lot No.8882.

         (e)      Modification/Variation:
                  As varied or modified by two several Modification Letters registered in the Land Registry by Memorial Nos. 8158886 and 8220664 respectively.




                                 SECOND SCHEDULE

                             Part I (Purchase Price)

Purchase Price for the Property:
HONG KONG DOLLARS FOURTEEN MILLION ONLY (HK$14,000,000.00).



                           Part II (Manner of Payment)

(a) HK$1,400,000.00 to the Vendor as a deposit and on account of the Purchase Price to be paid on or before signing of this Agreement.

(b) HK$12,600,000.00 being the balance of Purchase Price to be paid to the Vendor on completion.


                                    Part III

Date of Completion: the    day of          2004




                                 THIRD SCHEDULE

A Deed of Mutual Covenant incorporating Management Agreement registered in the Land Registry by Memorial No. 8789714 and the Lease of the Communications Network Area (as defined therein).




                                 FOURTH SCHEDULE

1. The Vendor declares that he has no actual knowledge of and received no notice or order from the Building Authority or under the Buildings Ordinance (Cap. 123) and that he has no actual knowledge whatsoever whether there is any unauthorised structure or alteration in or affecting the Property. The Purchaser hereby expressly agrees that the Purchaser shall be solely responsible for making his own inquiry and investigation and that if no requisition or objection in respect of unauthorised structure or alteration in or affecting the Property (if any) shall be delivered in writing to the Vendor's Solicitors within ten (10) days from the date hereof (in which respect time shall be of the essence), the Purchaser shall be deemed to have waived his right to raise any requisition or objection in respect of any such unauthorised structure or alteration and shall complete the purchase of the Property notwithstanding any unauthorised structure or alteration (if any) in or affecting the Property.

2.       (a)      Without prejudice and in addition to the Vendor's rights of rescission and all other rights remedies claims and action which the Vendor may have, if the Purchaser shall fail to complete the purchase of the Property at or before the time set out in Clause 13 of this Agreement on the date set out in
                  Part III of the Second Schedule to this Agreement, the Purchaser shall (subject to sub-clause (b) of this Clause) pay to the Vendor on completion in addition to the balance of Purchase Price interest on the same at the rate of 3% per annum above the prime lending rate quoted by The Hongkong and Shanghai Banking Corporation Limited as at the date set out in
                  Part III of the Second Schedule to this Agreement from such date up to and inclusive of the date on which the purchase shall actually be completed.

         (b) The Purchaser shall not be liable to pay interest under sub-clause (a) of this Clause to the extent that the delay in completion is attributable to the default of the Vendor.


                                 FIFTH SCHEDULE

1. The parties hereto declare that this Agreement is not superseded by any agreement for sale (as defined in the Stamp Duty Ordinance Cap. 117 of the Laws of Hong Kong) made between the same parties hereto on the same terms hereof (as defined in the said Stamp Duty Ordinance).

2. The parties hereto hereby declare that to the best of their knowledge, no consideration (save and except the Purchase Price herein mentioned) has been paid or given, or has been agreed to be paid or given, to any person for or in connection with this Agreement or any conveyance on sale pursuant to this Agreement (excluding legal expenses).

3. The Property comprises a residential property within the meaning of section 29A(1) of the Stamp Duty Ordinance Cap. 117 of the Laws of Hong Kong.

SIGNED  by                                  )
                                            )
                                            )
                                            )
                                            )
for and on behalf of the Vendor in          )
                                            )
the presence of/whose signature(s)          ) For and on behalf of
                                            ) NAM TAI GROUP MANAGEMENT LIMITED
is/are verified by :-                       )

                                              /s/ Ivan Chui Kam Wai
                                              ----------------------------------
                                              Authorized Signature 20HA


                           Solicitor, Hong Kong SAR
                           Messrs. Wilkinson & Grist,
                           Solicitors and Notaries, Hong Kong SAR






         RECEIVED on or before              )
                                            )
the day and year first above written of     )
                                            )
and from the Purchaser the above-           )
                                            )
mentioned deposit in the sum of             ) For and on behalf of
                                            ) NAM TAI GROUP MANAGEMENT LIMITED
HK$1,400,000.00.                            )

                                              /s/ Ivan Chui Kam Wai
                                              ----------------------------------
                                              Authorized Signature 20HA


                                       -----------------------------------------
                                                      the Vendor

SIGNED  by                                  )
                                            )
                                            )
                                            )
                                            )
for and on behalf of the Purchaser          ) For and on behalf of
                                            ) FRONTIER PROFIT INC.
in the presence of:-                        )

                                              /s/ T. Murekami
                                              ----------------------------------
                                              Authorized Signature




                    Solicitor, Hong Kong SAR

                    DATED  the     day of               2004.



                        NAM TAI GROUP MANAGEMENT LIMITED


                                       and


                              FRONTIER PROFIT INC.

                 -----------------------------------------------




                         AGREEMENT FOR SALE AND PURCHASE




                 -----------------------------------------------

                REGISTERED in the Land Registry by Memorial No.

                on:-



                                              p. Land Registrar.




                                WILKINSON & GRIST
                             SOLICITORS AND NOTARIES
                                  HONG KONG SAR
                                HC/ml/N416-1V101